DEVELOPMENT, LICENSING AND
                             MANUFACTURING AGREEMENT


      This Development, Licensing and Manufacturing Agreement ("Agreement") is made as of the 10th day of May, 2001, by INMEDICA DEVELOPMENT CORPORATION, a Utah corporation ("InMedica"), and CHI LIN TECHNOLOGY CO., LTD., a corporation duly organized and existing under the laws of the Republic of China ("Chi Lin").

RECITALS

      The parties are executing this Agreement is connection with their execution of a Stock Purchase Agreement dated the 10th day of May 2001 (the "Stock Purchase Agreement"), by which Chi Lin is purchasing from InMedica and InMedica is issuing to Chi Lin stock in InMedica and MicroCor. The execution of this Agreement is a condition precedent to the parties' obligations under the Stock Purchase Agreement.

      InMedica is a medical products research and development company. It has developed a method for measuring hematocrit non-invasively (without drawing blood) and has applied for and/or received three (3) patents from the U.S. Patent and Trademark Office. As of February 15, 1995, InMedica's application for a patent entitled "Method and Apparatus for Non-invasively Determining Hematocrit " was allowed by the U.S. Patent and Trademark Office, and such patent issued on June 18, 1996, as Patent No. 5526808 with term of 17 years. InMedica filed an application for an additional patent, which claims priority from October 4, 1990, the date of the first patent's filing. The second patent was issued on July 1 1997 as patent No. 5,642,734, Method and Apparatus for Noninvasively Determining Hematocrit As of December 21, 1999, InMedica received a first office action notice of allowance on a third patent, "System and Method for Invivo Hematocrit Measurement Using Impedance and Pressure Plethysmography." On October 3, 2000 this patent was issued as patent No. 6,128,518. On May 16, 2000 InMedica filled for a fourth patent System and Method for In-Vivo Hematocrit Measurement Using Impedance and Pressure Plethysmography. This patent application is currently pending. The methods and procedures to measure hematocrit non-invasively, including without limitation, the patents and technologies incorporated in the three patents and patent applications described above, are collectively referred to herein as the "InMedica Hematocrit Technology".

      Chi Lin is a manufacturing company. It has access to researchers and engineers to develop products for manufacture. It has the financial and managerial assets and experience to be capable of developing and manufacturing medical products.

      The parties desire to enter into this Agreement for the joint development of products based on the InMedica Hematocrit Technology, for the manufacture of such products, and for the distribution and sale of such products. The parties anticipate that they will develop (I) a product that performs the basic functions and delivers the results of the hematocrit measurement (the "Primary Product"), (II) a product that is used in conjunction with the Primary Product in the hematocrit measurement process on one patient and then disposed of (the "Disposable Product"), and (III) other products using the InMedica Hematocrit Technology or supporting the functions of the Primary Product and the Disposable Product (the "Secondary Product"). The Primary Product, the Disposable Product and any Secondary Product are collectively referred to herein as the " Products". This Agreement is intended to cover the development, licensing, manufacture, distribution and sale of the Products.

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AGREEMENT


      The parties, intending to be legally bound, agree as follows:

1. DEVELOPMENT

1.1 PRODUCT SPECIFICATIONS

InMedica and Chi Lin shall cooperate to develop product specifications that will incorporate the InMedica Hematocrit Technology into the Products. The specifications shall include all aspects of such Products, including, but not limited to, size, materials, color, style, design, components, and functionality and must be approved in writing by both Chi Lin and InMedica. Prior to mass production of the Products to be sold to InMedica, InMedica and Chi Lin shall have a production agreement in written form as to the specifications and as to the proposed and estimated product costs and prices as further detailed in
Section 3.3 for Products to be sold to InMedica. The production agreement shall be reviewed and updated by both parties yearly and as needed.

1.2 CONTRACTS WITH THIRD PARTIES

Chi Lin shall have the right to contract, at its expense, with the Medical Physics, Inc., Salt Lake City, Utah and Biomedical Engineering Center of the Industrial Technology Research Institute, Taiwan, or any other party (collectively, the "Research Partners") for assistance with the engineering of the Products and the development of the final specifications.

1.3 REGULATORY APPROVALS

The parties acknowledge that, for both legal and marketing purposes, regulatory approvals and certifications from various governmental agencies (the "Regulatory Approvals") of the Products will be required, including, without limitation, approval of the U.S. Food & Drug Administration, "ISO" certification, and approval for a "CE" mark.

In areas outside of the Licensed Areas (as defined in Section 3.1 (a)), InMedica shall determine which Regulatory Approvals are necessary (the "Necessary Approvals") for its plans to market, distribute and sell the Products. InMedica shall arrange for and perform, at its expense, all necessary clinical testing of the performance of the Product reasonably necessary to obtain the Necessary Approvals. Chi Lin shall obtain the Necessary Approvals to the extent that they relate to the Products' design, development and manufacture processes.

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

In areas within the Licensed Areas, Chi Lin shall determine which are necessary for its plans to market, distribute and sell the Products. Chi Lin shall be responsible for obtaining such Regulatory Approvals within the Licensed Areas.

The parties shall have the right to contract, at their separate expense, with third parties for assistance in performing their obligations to obtain the Necessary Approvals. The parties shall cooperate with each other in the performance of their obligations under this Section to facilitate obtaining the Necessary Approvals.

1.4 MANUFACTURE LICENSE OF THE INMEDICA HEMATOCRIT TECHNOLOGY

InMedica hereby grants to Chi Lin, pursuant to the terms of this Agreement, a worldwide license to the InMedica Hematocrit Technology, including any future addition and enhancement to it by InMedica or its contracted Research Partners, to develop and manufacture the Products (the "Manufacture License"). Except as described in the licenses and other agreements attached hereto as Schedule 1.4, the Manufacture License shall be exclusive, and during the term of the Manufacture License, Chi Lin shall be the sole manufacture of the Products. Chi Lin shall have the right to contract any third contractor(s) to manufacture the Products.

1.5 DISCLOSURE OF THE INMEDICA HEMATOCRIT TECHNOLOGY

InMedica shall disclose to Chi Lin all aspects of its research and findings with respect to the InMedica Hematocrit Technology, including any future addition and enhancement to it by InMedica or its contracted Research Partners. Chi Lin shall have the right to use such information as set forth in this Agreement. Chi Lin shall keep all such information confidential and shall not disclose any of such information to third parties except to the extent allowed hereunder.

1.6 TECHNOLOGY OWNERSHIP

This development agreement does not constitute the transfer of the ownership of the InMedica Hematocrit Technology by InMedica to Chi Lin. InMedica retains the ownership of the InMedica Hematocrit Technology, including any future addition and enhancement to it by InMedica or its contracted Research Partners, with Chi Lin acquiring only the licenses described herein to use the InMedica Hematocrit Technology. InMedica has the right to use such technology in other applications if the practice will not in any way create a competition in any potential market of the Products.

Any future additions, enhancements, or improvements jointly developed or discovered by InMedica and Chi Lin, with or without contracted Research Partners, for the purpose of developing and manufacturing the Products shall become the shared property of both parties. No royalty shall be collected by either party from the other for using such information to develop and manufacture the Products. Both parties shall not disclose any of such information to third parties or use any of such information for other purposes without first obtaining a written approval from the other party except where contractually obligated by prior licenses attached hereto as Schedule 1.4.

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

Chi Lin retains the ownership of the development findings that are obtained by Chi Lin alone, with or without contracted research partners. No royalty shall be collected by Chi Lin from InMedica for its use of such information to develop and manufacture the Products. Chi Lin has the right to use such developments in other applications if the practice will not in any way create a competition in any potential market of the Products. InMedica shall not disclose any of such information to third parties or use any of such information for other purposes without obtaining a written approval or license from Chi Lin.

2. MANUFACTURING

2.1 APPROVAL; CHI LIN TO MANUFACTURE

Upon the completion of the final specifications of the Products, Chi Lin shall promptly begin manufacture such approved Products as set forth in this Section
2. All costs of manufacturing shall be the responsibility of Chi Lin and the manufactured Products shall be the property of Chi Lin, subject to the limitations of the Distribution License described below.

2.2 FORECASTS

InMedica shall deliver to Chi Lin at least thirty (30) days before the commencement of manufacturing of a Product, and at least thirty (30) days before each calendar quarter thereafter, a written estimate of the number of units of each Product InMedica in good faith believes it will purchase from Chi Lin during such quarter (the "Forecast"). Chi Lin shall be obligated to manufacture and/or to make available from Chi Lin's inventory at least the Forecast number of Products for delivery to InMedica during such quarter. InMedica shall be obligated to purchase at least seventy-five percent (75%) of the Forecast number of Products during such quarter. Chi Lin shall use its best efforts to manufacture and /or to make available from its inventory and deliver to InMedica such number of Products that InMedica may order in excess of the Forecast number. The first Forecast shall be included in the product agreement as stated in Section 3.3 and the following Forecasts shall be reasonably acceptable to Chi Lin.

3. SALE AND DISTRIBUTION

3.1 DISTRIBUTION LICENSE

      (a) License. InMedica hereby grants to Chi Lin, pursuant to the terms of this Agreement, an exclusive license to sell and distribute the Products (the "Distribution License") only within the following geographical areas (the "License Areas"): Australia, New Zealand and the countries of Asia (including without limitation, Indonesia, Malaysia and the island countries of the Western Pacific Rim; but excluding Russia, Turkey and the countries of the Middle East from Iran and to the west). During the term of this Agreement, Chi Lin shall have the exclusive right to sell and distribute or to further license to other parties the right to sell and distribute, the Products only in the License Areas. InMedica shall not grant any license to any third party to sell or distribute the Products in the License Areas nor shall Chi Lin sell or distribute the Products outside of the License Areas (other than through InMedica as set forth herein) during the term hereof. InMedica expressly reserves the exclusive right for itself to sell and distribute, or to further license to other parties the right to sell and distribute, the Products outside of the License Areas.

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

      (b) Royalty. During the term hereof Chi Lin shall pay to InMedica a royalty for each Product sold or distributed within the License Areas pursuant to the Distribution License. The royalty for the Primary Product shall be 4% of the net selling price sold per unit. No royalty shall be collected for the Disposable Product. Net selling price used in this Section 3.1(b) shall be the amount paid to Chi Lin for the Product less any freight, insurance, tariffs and duties. The royalty for the Secondary Products shall be determined by good-faith negotiations between the parties after developing but before beginning the manufacture of each new Secondary Product. Within sixty (60) days following the end of each calendar quarter, Chi Lin shall deliver to InMedica a report listing the number of sales of each Product during the quarter then ending, and shall at the same time send payment to InMedica of the royalties due hereunder for such quarter.

3.2 SUPPLY TO INMEDICA

In the event Chi Lin is unable to manufacture enough Products to meet worldwide demand, Chi Lin shall fill orders placed by InMedica first before supplying Products to other distributors or to itself for distribution and sale. Chi Lin shall manufacture and/or make available from its inventory to InMedica, on a priority basis, the Products ordered by InMedica pursuant to the Forecasts and the provisions of Section 2.2.

3.3 PRODUCT COST and PRICING OF PRODUCTS

Chi Lin shall sell the Products to InMedica at the prices to be determined in this Section.

It is  recognized  by both  InMedica  and Chi Lin (i)  that  the  investment  on manufacturing facilities represent a significant portion of the overall manufacturing cost, (ii) that, to maintain the competition edge and to meet the need of different market sectors, it is the intention of both parties to continuously improve and expand their product line, and (iii) that the product prices will affect market acceptance and sales volume, and, hence, it may not be practical to generate profit from some of the initial operations and (iv) InMedica has made a substantial investment in the Hematocrit Technology over the past 12 years and is entitled to a fair and reasonable profit margin on its sale of the Products.

 Costs and pricing shall be determined by InMedica and Chi Lin together based on the market strategy, Product costs and reasonable profit margin requirements shall be reviewed by both parties not less frequently than quarterly. It is the responsibility of Chi Lin to devote its every effort to lower the production cost and, hence, the product sales prices to InMedica by continuously improving its production methods, operational efficiency, quality control, and taking advantage of changing costs of electronic parts and other materials. And it is the responsibility of InMedica to help Chi Lin with its efforts by continuously conducting necessary market analysis and provide its best, most updated market and technology information to Chi Lin.

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

Prior to the mass production of each Product, InMedica and Chi Lin shall have a production agreement as also stated in Section 1.1. Included in the agreement shall be the Product cost to InMedica agreed upon by both parties. Hereafter, quarterly, Chi Lin shall notify InMedica in writing of the updated new price of the Products at least thirty (30) days prior to it taking effect. If the price set for the immediate past quarter proves to have been too high or too low, then Chi Lin shall adjust the price for the next quarter to equalize such discrepancy.

3.4 PAYMENT

InMedica shall pay to Chi Lin the purchase price for the Products as set forth herein within sixty (60) days of the receipt of such Products for the first year after the first shipment of the Product. One year after the first shipment of the Product the InMedica shall pay Chi Lin the purchase price of the Products within thirty (30) days of the receipt to such Products. InMedica shall have the right to apply any unpaid royalties under Section 3.1(b) to offset payments due under this Section 3.5.

3.5  MANUFACTURING COST CONTROLS

      (a) Competitive Bids. Beginning five (5) years after the date the first Product is manufactured and sold to InMedica, InMedica shall have the right annually to present the Product specifications, without disclosure of technology shared by both parties or solely owned by Chi Lin as defined in Section 1.6, to third parties for the purpose of obtaining bids (the " Competitive Bids.") to manufacture the Products for sale to InMedica. Such third parties must be responsible, financially capable, experienced and reasonably likely to be able to manufacture the Product(s) in the same country or area wherein Chi Lin manufacture the Products, according to the specifications, in the same quantity and within the same time frame as Chi Lin reasonably proposes to manufacture the Product(s) in the year to come. InMedica shall give Chi Lin written notice if a Competitive Bid shall present an offer to manufacture any Product(s) for less than ninety percent (90%) of the selling price of the Product(s) as determined under this Agreement. Such notice shall contain all relevant information to enable Chi Lin to evaluate the basis of the third party's offer. Within thirty
(30) days of receipt of such notice, Chi Lin shall give InMedica a written notice either:

      (i) stating the Chi Lin is willing to reduce the price to a price not exceeding 11% of the Competitive Bid Price, in which case such price shall be effective immediately and shall supersede for one (1) year the provisions contained in this Agreement with respect to calculating the price of the relevant Product. At least ninety (90) days prior to the end of each successive one-year period, Chi Lin shall notify InMedica in writing of the price at which it is willing to sell such Product to InMedica for the next one-year period. InMedica shall then have the right to seek Competitive Bid again pursuant to the same procedure as described in Section 3.5(a).

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

      or

      (ii) reasonably describing and justifying the reasons why Chi Lin cannot or is not willing to reduce the price, it being understood that Chi Lin is entitled to a reasonable profit margin, and that the allowed discrepancy between Chi Lin's price and the Competitive Bid is intended to allow Chi Lin to recapture a reasonable portion of its research and development expenses. If the reasons given by Chi Lin under this clause (ii) of Section 3.5(a) are deemed, in InMedica's sole discretion, to be unreasonable, then the parties shall submit this dispute to an arbitrator whose decision thereon shall be final. The arbitrator shall be a person experienced in manufacturing, agreed by InMedica and Chi Lin. The costs of the arbitration shall be borne equally by both parties. The purpose of the arbitration shall be to determine whether Chi Lin has taken all reasonable steps to reduce its Product prices to as low as is possible. The parties shall act in good faith to resolve this dispute as quickly as possible, with the arbitrator being instructed that a presumption of unreasonableness is appropriate against a party who is delaying the resolution of the dispute.

            (A) If the arbitrator determines that Chi Lin's price is unreasonably high, then InMedica shall have the right to move the manufacture of the relevant Product(s) to the third party making the relevant Competitive Bid, which right it shall exercise by giving Chi Lin sixty (60) days prior written notice thereof. At the end of such sixty-day period, (i) the Manufacture License granted to Chi Lin hereunder shall cease to be an exclusive license with respect to the Product(s) to be manufactured by the third party, (ii) InMedica shall have no obligation to purchase such Product(s) from Chi Lin, and (iii) nothing herein shall prohibit InMedica from contracting with the third party for the manufacture and sale of the Product(s).

            (B) If the arbitrator determines that Chi Lin's Product pricing is reasonable, then InMedica shall have no right to move the manufacture of the relevant Product(s) to the third party pursuant to this Section 3.5(a).

      (b) Audit of Financial Records. InMedica shall have the right, at its expense, at all reasonable times and from time to time, to review, or engage an independent auditor to review, the accounting and operational records of Chi Lin to determine the accuracy of the sales under the Distribution License for which royalties are payable, the accuracy and reasonableness of the operating cost and production estimates, and to verify actual results as well as other data relevant to the operation of Chi Lin and to the provisions of this Agreement. Chi Lin shall keep and maintain accurate records of its accounting data that shall reasonably and accurately reflect its operations and shall maintain such records for at least three (3) years following the close of each relevant period. Chi Lin shall make all such information available to InMedica upon InMedica's written request either by providing access thereto at Chi Lin's offices, or by copying all such information and delivering it to InMedica. Whether to review such information by visiting Chi Lin's Offices or by requiring the delivery of copies shall be at the election of InMedica. InMedica shall have the right to terminate this Agreement if Chi Lin (i) fails to perform its obligations under this Section, (ii) provides inaccurate or false records under this Section, or (iii) provides false or unreasonably inaccurate cost or production estimates or other information upon which the pricing of the Products is based.

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3.6 NO OBLIGATION TO PURCHASE

Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall be construed to require InMedica to purchase any number of Products beyond the amounts set forth in Section 2.2, or to repay any portion of Chi Lin's research and development expenses.

3.7 MARKETING

      (a) InMedica and Chi Lin shall develop marketing and sales materials or programs to promote the Products. Both parties shall use their best efforts to market, generate demand for, and sell the Products in the areas as defined in
Section 3.1, provided however, that if, in each party's sole discretion, it is determines that distributing or selling the Products in any particular country would be unprofitable or not profitable enough, then the party in question shall have no obligation to distribute or sell the Products in such country.

      (b) Examples of any marketing or promotional materials or programs developed by InMedica or Chi Lin shall be provided to the other party without charge. Both parties reserve the right to require the other party to change or stop using such materials if any of the two parties, in its reasonable discretion, finds the materials to contain inaccurate or misleading information, to portray any of the parties in an inappropriate manner, or to be otherwise objectionable. Both parties agree that they shall immediately change or stop using such materials upon written notice received from the other party.

3.8 ACCEPTANCE OF PRODUCTS

The receipt of any Products by InMedica shall be deemed conditional and not an acceptance thereof. Acceptance shall be deemed to occur only after InMedica shall have had a reasonable period (which shall be not less than three (3) business days) to review the Products to assure conformity with specifications and that such Products have not been damaged or are functioning. Any nonconforming, damaged or non-functioning Products may, at InMedica's option, be returned to Chi Lin at Chi Lin's expense, and the price thereof shall be credited against the purchase price InMedica would otherwise have paid for such shipment of Products.

3.9 WARRANTIES

Chi Lin represents and warrants that each Product shipped shall (i) for the period of the specified shelf life from the date of delivery to InMedica, conform to the specifications approved by InMedica, and be free of any defect in material or workmanship, and (ii) for the useful life of the Product, be free of any liens, and adverse claims of ownership.

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3.10 INDENIFICATION

Chi Lin shall indemnify and hold InMedica harmless from all claims for damages arising from any third party's use of a Product based on faulty manufacturing of the Product, unless such claim is determined to be caused by InMedica's own gross negligence or flawed Product specifications supplied by InMedica. Damages indemnified hereby shall include, without limitation, all costs of defending and appealing such claims including attorney fees, court costs, arbitrator and mediator fees, judgments, awards, penalties, fines, investigation fees, expert fees, and similar costs.

3.11 PROUDCT LIABILITY INSURANCE

From the date on which it first manufactures a Product hereunder, Chi Lin shall procure and maintain in force at all times until the termination hereof, a policy of insurance covering product liability claims with coverage in such commercially reasonable amounts as the parties may mutually agree, but in no event shall limits of such coverage be less than $2,000,000 per occurrence or claim. Such policy shall list InMedica as an additional insured and shall provide that it cannot be terminated without giving InMedica at least thirty
(30) days prior written notice. Chi Lin shall deliver a certificate of insurance for such policy to InMedica prior to delivering the first Product manufacture hereunder.

4. TERMINATON

This Agreement and the Manufactures License and Distribution License granted hereunder shall terminate (i) upon the date that is ten (10) years from the date of the first commercial invoice of the Primary Product sold to InMedica,, (ii) at InMedica's option, if no Primary Product or Disposable Product as agreed on a production agreement according to Section 3.3 has been developed, manufactured and delivered to InMedica within two (2) years from the date of the closing of the Stock Purchase Agreement,, (iii) at InMedica 's option, if Chi Lin is unable to manufacture or make available out of its inventory for two consecutive quarters any Product in the quarterly quantities set forth in any Forecast, to the extent ordered by InMedica up to and including the Forecast number, (iv) at either InMedica's or Chi Lin's option, if measurements based on InMedica Hematocrit Technology are not accurate enough to meet the needs of the targeted applications, (v) at Chi Lin's option, if InMedica fails to make any payment for Products delivered hereunder within thirty (30) days of the date such payment is due, (vi) at either party's option, if the other party has materially breached any provision of this Agreement and such breach has not been cured within thirty
(30) days after written notice thereof has been delivered to the breaching party, or (vii) upon the mutual agreement of the Parties. Upon the termination of this Agreement Chi Lin shall deliver to InMedica all Product specifications and other documents describing the development and engineering of the Product from the InMedica Hematocrit Technology, and shall cease manufacturing all Product. Chi Lin shall have the right to continue to sell and distribute in the License Areas any Products it still has in inventory for a period of ninety (90) days following termination. If this Agreement is terminated by a party because of a breach of the Agreement by the other party, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

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5. GENERAL PROVISIONS

5.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

5.3 CONDITIONS PRECEDENT

The obligations pursuant to this Agreement of both parties shall be conditioned upon the closing of the Stock Purchase Agreement as set forth therein..

5.4 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

InMedica
           Mr. Ralph Henson, President
           InMedica Development Corporation 825 North 300 West Salt Lake City, Utah 84103 U.S.A.

           Facsimile No.: (801) 497-9445

Chi Lin:
           Mr. Richard Soong, President
           Chi Lin Technology Co. Ltd.
           No. 71, Te Lun Road,
           Jen Te Hsian, Tainan County,
           Taiwan, the Republic of China


           Facsimile No.: (06) 279-1194


5.5 JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement by Chi Lin against InMedica shall be brought in the courts of the State of Utah, County of Salt Lake, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of Utah, and each of the parties consents to the jurisdiction of such

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courts  (and  of the  appropriate  appellate  courts)  in  any  such  action  or proceeding and waives any objection to venue laid therein. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement by InMedica against Chi Lin shall be brought in the district court of Tainan, Taiwan, Republic of China, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

5.6 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Both parties agree to use their best efforts to fulfill their obligations hereunder in timely and efficient manner, including without limitation, the development and design of the Products and obtaining the necessary FDA Approvals.

5.7 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.8 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreement between the parties with respect to its subject matter (including the Proposal of Joint Venture between Buyer and the Company dated April 27, 2000) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

5.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

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5.10 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.11 SECTION HEADINGS,CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

5.12 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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5.14 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Execution and delivery of this Agreement by facsimile machine shall be deemed as effective as delivery of an original, signed document.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



               InMedica Development Corporation, a
               Utah corporation


           By: /s/ Ralph Hensen
           --------------------
           Name:   Ralph Henson
           Title : President


           Chi Lin Technology Co., Ltd., a
           corporation organized and existing under the laws of the Republic of China



           By: /s/ Richard Soong
           ---------------------
           Name:   Richard Soong
           Title : President


           By: /s/ Robert Chiang
           ---------------------
           Name:   Robert Chiang
           Title : Vice President

                                       13
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


                                   ATTACHMENTS



Schedule 1.4

1.    Wantagh - License and Royalty Agreement

2.    Wantagh - Joint Development Agreement

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